Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, April 24, 2024

CHICAGO, ILLINOIS – April 24, 2024 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2024 net sales and net earnings.

First quarter 2024 net sales were $151,464,000 compared to $160,711,000 in first quarter 2023, a decrease of $9,247,000 or 6%. First quarter 2024 net earnings were $15,834,000 compared to $13,401,000 in first quarter 2023, and net earnings per share were $0.22 and $0.19 in first quarter 2024 and 2023, respectively, an increase of $0.03 per share or 16%.

Mrs. Gordon said, “We faced a more challenging market in first quarter 2024 as customers and consumers became more resistant to higher price realization which was necessary to restore our margins. First quarter 2024 sales were also adversely affected by the timing of seasonal sales between first quarter 2024 and fourth quarter 2023 when compared to the prior year comparative quarterly periods. In addition, first quarter 2024 sales were impacted by customer inventory adjustments, which adversely affected customer orders and sales in this quarter.

First quarter 2024 gross profit margins benefited from higher price realization and improvements in plant manufacturing operating efficiencies. Although we did achieve higher net earnings, higher overall ingredient costs and increases in certain other costs and expenses offset some of the benefits of higher sales price realization in first quarter 2024. More favorable freight and delivery costs in first quarter 2024 also contributed to improved net earnings in first quarter 2024 when compared to first quarter 2023.

Our unit costs for ingredients, labor and benefits, and certain plant manufacturing costs continued to increase in first quarter 2024. Cocoa and chocolate costs have been moving significantly higher in the market, and we believe that these increases will have some adverse effects on our input costs and margins in 2024 and 2025. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs and higher inflation, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to increases in input costs in recent years, many companies in the consumer products industry have increased selling prices. We have implemented price increases as well during this period with the objective of improving sales price realization in order to recover our margin declines. We made progress in restoring our margins in 2023 and continue to do so in 2024. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

More favorable foreign exchange and investment income from the Company’s investments in marketable securities benefited first quarter 2024 net earnings when compared to first quarter 2023. The Company’s effective income tax rates were 21.4% and 23.8% in first quarter 2024 and 2023, respectively. Lower state income taxes contributed to the lower effective income tax rate in first quarter 2024. Earnings per share did benefit from stock purchases in the open market over the preceding twelve months resulting in fewer shares outstanding in first quarter 2024 compared to first quarter 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, the ability to recover increases in input costs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH 31, 2024 and 2023

	First Quarter Ended
	2024	2023

Net Product Sales	$151,464,000	$160,711,000
Net Earnings	$15,834,000	$13,401,000
Net Earnings Per Share*	$0.22	$0.19
Average Shares Outstanding*	71,417,000	72,317,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2024 and April 7, 2023.